Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

BRANCH MEDICAL GROUP, INC.,

GLOBUS MEDICAL, INC.,

BM ACQUISITION, INC.

AND

SPINE THERAPY TECHNOLOGIES, LLC, AS STOCKHOLDERS’ REPRESENTATIVE

dated as of

February 24, 2015

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (the “Agreement”) is entered into as of February 24, 2015, by and among Branch Medical Group, Inc., a Delaware corporation (the “Company”), Globus Medical, Inc., a Delaware corporation and the parent entity of Merger Sub (“Parent”), BM Acquisition, Inc., a Delaware corporation (“Merger Sub”), and Spine Therapy Technologies, LLC, a North Carolina limited liability company as representative of the stockholders of the Company (the “Stockholders’ Representative”). Parent, Merger Sub and the Company are referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, a special committee of independent directors (the “Special Committee”) of the board of directors of Parent (the “Parent Board”), at a duly called and held meeting thereof, has (a) approved and declared advisable this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) and the other transactions contemplated by this Agreement, (b) declared that it is in the best interests of the stockholders of Parent that Parent enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, and (c) recommended to the Parent Board that it approve and declare advisable this Agreement, including the Merger;
WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger on the terms and conditions set forth in this Agreement;
WHEREAS, immediately following the execution and delivery of this Agreement, the written consent in the form attached hereto as Exhibit A, approving and adopting this Agreement (the “Written Consent”), will be executed and delivered, which Written Consent, when executed and delivered, will be sufficient to obtain the Company Stockholder Approval;
WHEREAS, immediately following the execution and delivery of the Written Consent, the Parties shall cause the Certificate of Merger in the form attached hereto as Exhibit B (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware for filing; and
WHEREAS, the Parties hereto desire to make certain representations, warranties, covenants and other agreements in connection with this Agreement and the transactions contemplated hereby.
AGREEMENT
Now, therefore, in consideration of the recitals and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, agree as follows.

ARTICLE I

DEFINITIONS
1.1    Definitions. In addition to the other definitions contained herein, the following capitalized terms, when used herein, shall have the meanings ascribed to them below.
“Accounts Payable” means as of the date in question (i) all bona fide accounts payable of the Company as of such date, and (ii) all Company accrued expenses other than those constituting Indebtedness.
“Accounts Receivable” means as of the date in question all accounts receivable then currently due and owed by any third party to the Company as of such date determined in accordance with GAAP, less allowances for doubtful accounts.
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
“Affiliated Group” means any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of state, local, or foreign Law.
“Agreement” means this Agreement and all Exhibits and Schedules attached hereto, each as amended from time to time in accordance with this Agreement.
“Ancillary Documents” means each contract, document, instrument or certificate contemplated by this Agreement or to be executed by any of the Parties in connection with the consummation of the transactions contemplated hereby, in each case only as applicable to the relevant Party or Parties to such Ancillary Document, as indicated by the context in which such term is used.
“Anticorruption Laws” has the meaning set forth in Section 3.29.
“Basket” has the meaning set forth in Section 6.7(a).
“Business” means the business of developing, manufacturing and distributing spinal, orthopedic, cardiovascular and other implants, as well as graphic cases and trays, for use by surgeons and other medical and health care professionals.
“Cash” means as of the date in question any cash, deposits and cash equivalents, less all restricted cash and less any issued but uncleared checks and drafts of, the Company as of such date and determined in accordance with GAAP.
“Certificate of Merger” has the meaning set forth in the recitals.
“Claim Notice” has the meaning set forth in Section 6.5.

“Closing” has the meaning set forth in Section 2.3(a).
“Closing Date” has the meaning set forth in Section 2.3(a).
“Closing Indebtedness” has the meaning set forth in Section 2.3(c)(v).
“Closing Payment” has the meaning set forth in Section 2.3(c)(vii).
“Closing Per Share Merger Consideration” means (a) the Estimated Merger Consideration divided by (b) the Fully Diluted Share Number.
“Closing Preferred Share Merger Consideration” means (a) the Closing Per Share Merger Consideration times (b) the number of shares of Company Common Stock issuable upon the voluntary conversion of one share of Company Preferred Stock outstanding immediately prior to the Effective Time.
“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code section 4980B and of any similar state or local Law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” means the Class A common stock and Class B common stock, par value $0.0001 per share, of the Company.
“Company Common Stockholder” means a record holder of Company Common Stock.
“Company Expenses” means (a) all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and (b) any bonuses or similar compensation payable by the Company to employees, officers, directors, consultants, representatives or agents in connection with the transactions contemplated by this Agreement.
“Company Hardware” has the meaning set forth in Section 3.13(e).
“Company License Agreements” has the meaning set forth in Section 3.13(d).
“Company Preferred Stock” means the Series A preferred stock and Series B preferred stock, par value $0.0001 per share, of the Company.
“Company Preferred Stockholder” means a record holder of Company Preferred Stock.
“Company Software” has the meaning set forth in Section 3.13(d).

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).
“Company Stockholder” means a record holder of Company Capital Stock.
“Core Representations” has the meaning set forth in Section 6.1.
“DGCL” means the Delaware General Corporation Law.
“Dispute Presentations” has the meaning set forth in Section 2.10(c).
“Effective Time” has the meaning set forth in Section 2.4.
“Employee Benefit Plan” means (i) any “employee benefit plan” within the meaning of ERISA section 3(3); and (ii) all plans or policies providing for fringe benefits (including vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs) and each other bonus, incentive compensation, deferred compensation, employment, profit sharing, stock, severance, change in control, stay bonus, retirement, health, life, disability, group insurance, employment, stock option, stock grant, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (A) is or has been established, maintained or contributed to by the Company or any ERISA Affiliate or with respect to which the Company has or may have any liability, or (B) provides benefits, or describes policies or procedures, applicable to the officers, employees, directors, former officers, former employees or former directors or dependents thereof of the Company, regardless of whether funded. The term “Employee Benefit Plan” also includes any written representations made to any employee or former employee of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA.
“Employee Pension Benefit Plan” has the meaning set forth in ERISA section 3(2).
“Employee Welfare Benefit Plan” has the meaning set forth in ERISA section 3(1).
“Enforceability Limitations” has the meaning set forth in Section 3.3(a).
“Environmental, Health and Safety Requirements” means all federal, state, local, and foreign statutes, regulations and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code section 414 or ERISA section 4001.

“Estimated Accounts Payable” means the Company’s good faith estimate of Accounts Payable as of the close of business on the day immediately prior to the Closing Date as set forth on the Estimated Closing Statement.
“Estimated Accounts Receivable” means the Company’s good faith estimate of Accounts Receivable as of the close of business on the day immediately prior to the Closing Date as set forth on the Estimated Closing Statement.
“Estimated Cash” means the Company’s good faith estimate of Cash as of the close of business on the day immediately prior to the Closing Date as set forth on the Estimated Closing Statement.
“Estimated Closing Statement” has the meaning set forth in Section 2.10(a).
“Estimated Company Expenses” means the Company’s good faith estimate of Company Expenses as of the close of business on the day immediately prior to the Closing Date as set forth on the Estimated Closing Statement.
“Estimated Indebtedness” means the Company’s good faith estimate of Indebtedness as of the close of business on the day immediately prior to the Closing Date as set forth on the Estimated Closing Statement.
“Estimated Merger Consideration” has the meaning set forth in Section 2.2.
“Estimated WIP” means the Company’s good faith estimate of WIP as of the close of business on the day immediately prior to the Closing Date as set forth on the Estimated Closing Statement.
“FCPA” has the meaning set forth in Section 3.29.
“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.
“FDCA” means the U.S. Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder.
“Federal Health Care Program” has the meaning specified in section 1128B(f) of the Social Security Act and includes without limitation the Medicare, Medicaid and TRICARE programs.
“Federal Privacy and Security Regulations” means the regulations contained in 45 C.F.R. Parts 160 and 164, as amended from time to time.
“Final Closing Statement” has the meaning set forth in Section 2.10(b).
“Financial Statements” has the meaning set forth in Section 3.7.
“Fully Diluted Share Number” means the aggregate sum of: (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time; (ii) the number of shares of Company Common Stock issuable upon the voluntary conversion of all of the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time into Company Common Stock and (iii) the number of shares of Company Common Stock issuable upon exercise of all Stock Options.
“GAAP” means generally accepted accounting principles in the United States as in effect on the Closing Date.
“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination, or award entered by or with any Governmental Entity.
“Governmental Entity” means any federal, state, local or foreign government, or political subdivision thereof, any court, tribunal, arbitrator, or any administrative, regulatory (including any stock exchange or similar self-regulatory organization), or other governmental agency, commission, Regulatory Authority or other authority (including any quasi-governmental body exercising any regulatory, Tax or other governmental or quasi-governmental authority).
“Health Care Laws” means all Laws (including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. § 1395nn), Federal False Claims Act (31 U.S.C. § 3729 et. seq.), HIPAA, the National Physicians Payment Transparency Program and any comparable state or local Laws), and the regulations promulgated pursuant to such Laws, relating to the regulation, provision or administration of, or payment for, healthcare products or services.
“Health Care Permits” means all filings, licenses, permits, certificates, exemptions, orders, consents, clearances, registrations, approvals and authorizations of all Governmental Entities and third Persons necessary for the conduct of the Business and the use of the properties and assets of the Company, as presently conducted and used.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time
“HITECH” means the Health Information Technology for Economic and Clinical Health Act, as amended from time to time.
“Holdback Amount” has the meaning set forth in Section 2.2.
“Holdback Balance” has the meaning set forth in Section 6.8(b).
“Income Tax” means any federal, state, local, or foreign Tax based on or measured by reference to net income, including any interest, penalty, or addition thereto, whether disputed or not.
“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Indebtedness” means, without duplication: (a) any Company indebtedness for borrowed money; (b) any other Company indebtedness evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations as lessee under leases for personal property that, in accordance with GAAP, are required to be classified and accounted for as a capital lease on the balance sheet of the Company; (d) any Company indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (e) any Company obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities; (f) all Company obligations arising from cash/book overdrafts; (g) all Company obligations secured by a Lien; (h) all indebtedness for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the Ordinary Course of Business that are not past due by more than thirty (30) days based on the due date specified in the invoice therefor, or if no due date is specified, then based on past custom and practice, or which are currently being disputed by the Company in good faith); (i) all accrued interest, prepayment premiums or penalties related to any of the foregoing; and (j) any Company guaranty of any of the foregoing.
“Indemnified Party” has the meaning set forth in Section 6.4(a).
“Indemnifying Party” has the meaning set forth in Section 6.4(a).
“Independent Accounting Firm” has the meaning set forth in Section 2.10(c).
“Intellectual Property” has the meaning set forth in Section 3.13(a).
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, when used in reference to the Company, the actual knowledge of David Paul, Sonali Paul, David Davidar, Sarah Davidar, Navin Matthew and David Divaker, and the knowledge that would reasonably be acquired by such persons in the conduct of their duties to the Company in the ordinary course of business.
“Law” means any constitution, law (including common law), statute, standard, ordinance, code, rule, regulation, resolution, or promulgation, or any Government Order, or any license, franchise, permit, or similar right granted under any of the foregoing, or any similar provision or duty or obligation having the force or effect of law.
“Letter of Transmittal” has the meaning set forth in Section 2.3(c)(ii).
“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.
“Losses” means all losses, damages, judgments, amounts paid in settlement, costs, expenses, penalties, charges, fines, dues, deficiencies, liabilities, obligations, Taxes (whether, in any case, absolute, accrued, conditional or otherwise), including interest and penalties with respect thereto and out of pocket expenses, court costs and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any rights herein.

“Majority Holders” has the meaning set forth in Section 9.15(b).
“Material Adverse Effect” means any effect or change that, either alone or with all other effects or changes, would be materially adverse to the business, condition (financial or otherwise) or results of operations of the Company or on the ability of the Company to consummate the transactions contemplated hereby or perform its obligations hereunder; provided, however, that none of the following will be deemed to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect: any adverse effect, event, development, or change arising from or relating to (a) general business or economic conditions to the extent that such conditions do not disproportionately affect the Company, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States to the extent such conditions do not disproportionately affect the Company, (c) any change in the financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes or anticipated changes in any Law applicable to the Business or applicable accounting regulations or principles or the interpretation thereof, (e) any adverse change attributable to the identity of Parent and Merger Sub or their respective Affiliates, or (f) any natural or man-made disaster, act of God or force majeure event, to the extent that any such event does not disproportionately affect the Company.
“Medical Device” has the meaning set forth in Section 3.27(g).
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” has the meaning set forth in Section 2.10(b).
“Merger Sub” has the meaning set forth in the preamble.
“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
“Most Recent Financial Statements” has the meaning set forth in Section 3.7.
“Most Recent Period End” means December 31, 2014.
“Most Recent Year End” means December 31, 2013.
“Multiemployer Plan” has the meanings set forth in ERISA sections 3(37) and 4001(a)(3).
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.
“Owned Real Property” means the real property owned by the Company, together with all buildings, structures and facilities located thereon.

“Parent” has the meaning set forth in the preamble.
“Parent Board” has the meaning set forth in the recitals.
“Parent Indemnified Persons” means Parent and its Affiliates and each of their stockholders, employees, representatives, agents, officers and directors.
“Party” has the meaning set forth in the preamble.
“PEO” means any professional employer organization.
“Per Share Cash Exercise Price Amount” means, with respect to Stock Options, $0.210.
“Permits” has the meaning set forth in Section 3.9(b).
“Permitted Liens” means (a) statutory Liens for Taxes or other governmental charges not yet delinquent; (b) mechanics’, materialmen’s, architects’, carriers’, workers’, repairers’, warehousemen’s, landlords’ and other like statutory Liens arising or incurred in the Ordinary Course of Business, securing payments not yet delinquent and (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity, or any other entity.
“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date.
“Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period. In the case of any Taxes that are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Taxes that relates to the Pre-Closing Period for all purposes of this Agreement shall, (a) in the case of any Taxes other than Taxes (i) based upon or related to income or receipts, profits, wages, or payroll, (ii) imposed in connection with the sale, transfer, or assignment of inventory in the ordinary course, or (iii) required to be withheld, be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in all other cases be the amount of such Taxes for such taxable period accrued up to and including the Closing Date, calculated through an interim closing of the books on the Closing Date.
“Premises” has the meaning set forth in Section 3.26(a).
“Products” means the products set forth on Exhibit C attached hereto.
“Pro Rata Share” means, with respect to: (a) any Company Preferred Stockholder, such Person’s ownership interest (expressed as a percentage) in the Company as of immediately prior to the Effective Time, determined by dividing (i) the number of shares of Company Common Stock issuable upon voluntary conversion of all shares of Company Preferred Stock owned of record by such Person as of immediately prior to the Effective Time, by (ii) the Fully Diluted Share Number; (b) any Company Common Stockholder, such Person’s ownership interest (expressed as a percentage) in the Company as of immediately prior to the Effective Time, determined by dividing (i) the number of shares of Company Common Stock owned of record by such Person as of immediately prior to the Effective Time, by (ii) the Fully Diluted Share Number; and (c) any holder of Stock Options, such Person’s ownership interest (expressed as a percentage) in the Company as of immediately prior to the Effective Time as determined by dividing (i) the number of shares of Company Common Stock issuable upon the exercise of all Stock Options held by such Person as of immediately prior to the Effective Time, by (ii) the Fully Diluted Share Number.
“Registrations” means authorizations, approvals, clearances, licenses, permits, certificates, registrations, listings, or exemptions issued by the International Organization for Standardization or any Regulatory Authority (including, but not limited to, 510(k) or pre-market notification clearances, pre-market approvals, investigational device exemptions, certifications, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the procurement, research, development, manufacture, processing, distribution, marketing, storage, transportation, testing, screening, use and sale of the products of the Company.
“Regulatory Authority” means the FDA and any other federal, state, local or foreign Governmental Entity that regulates the research, clinical investigation, marketing, distribution, advertising, labeling, promotion, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of medical devices.
“Regulatory Data” has the meaning set forth in Section 3.27(e).
“Schedule of Exceptions” means the disclosure letter delivered by the Company concurrently with the execution and delivery of this Agreement.
“Special Committee” has the meaning set forth in the recitals.
“Social Security Act” has the meaning set forth in Section 3.28(b).
“Stock Certificate” means a certificate formerly representing any shares of Company Capital Stock.
“Stock Option” has the meaning set forth in Section 2.8(e).
“Stockholder Indemnified Persons” means the Company Stockholders and their Affiliates.
“Stockholders’ Representative” has the meaning set forth in the preamble.
“Stockholders’ Representative Expense Amount” means $0.00.
“Straddle Period” has the meaning set forth in Section 5.3(a).

“Studies” has the meaning set forth in Section 3.27(e).
“Survival Period” means the period commencing on the Closing Date and expiring on the date that is three months after the completion of the audit of the Surviving Corporation’s financial statements for the fiscal year ending December 31, 2015.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Tax” or “Taxes” means (a) any federal, state or foreign income, gross receipts, license, payroll, employment, excise, stamp, windfall profits, environmental (including taxes under Code section 59A), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, occupation, workers’ compensation, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, customs duty, escheat or unclaimed property obligation, or charge of a similar nature of any kind whatsoever, whether disputed or not, imposed by a Governmental Entity, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (a) or for failure to file any Tax Return, (c) any successor or transferee liability in respect of any items described in clauses (a) and/or (b) and (d) any amounts payable in respect of any items described above in clauses (a) through (c) under any tax-sharing or similar agreement, obligation or contract, whether express or implied.
“Tax Matter” has the meaning set forth in Section 5.3(c).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, or otherwise required to be filed with the IRS or another Governmental Entity taxing authority including Financial Crimes Enforcement Network Form 114, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 6.4(a).
“Treasury Regulations” means the final and temporary regulations promulgated by the United States Department of Treasury pursuant to and in respect of provisions of the Code.
“Unresolved Holdback Claim” has the meaning set forth in Section 6.8(b)(ii).
“WIP” means, as of the date in question, the work in process inventory of the Company held to fill Parent purchase orders that have not yet been completed by the Company, less reserves, if any, as of such date determined in accordance with GAAP.
“Written Consent” has the meaning set forth in the recitals.
ARTICLE II

THE MERGER AND MERGER CONSIDERATION
2.1    The Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the Company, after giving effect to the Merger, is sometimes referred to herein as the “Surviving Corporation”).
2.2    Merger Consideration. The aggregate consideration to be paid by Parent upon the consummation of the Merger shall be an amount in cash equal to fifty-two million nine-hundred thousand Dollars ($52,900,000) as adjusted on a dollar-for-dollar basis as follows (such consideration, as adjusted, the “Estimated Merger Consideration”):
(a)    it shall be increased by the amount of Estimated Cash;
(b)    it shall be increased by the amount of Estimated Accounts Receivable;
(c)    it shall be increased by the amount of Estimated WIP;
(d)    it shall be decreased by the amount of Estimated Accounts Payable; and
(e)    it shall be decreased by the amount of Closing Indebtedness.
The Estimated Merger Consideration, less an amount equal to five million two hundred ninety thousand Dollars ($5,290,000) (the “Holdback Amount”), shall be payable by Parent at the Closing, as further described below in Section 2.3(c). The Estimated Merger Consideration shall be subject to adjustment after the Closing pursuant to Section 2.10.
2.3    Closing.
(a)    Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Philadelphia, Pennsylvania time, no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103, or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the date on which the Closing takes place is herein referred to as the “Closing Date”).
(b)    Section 2.3(b) of the Schedule of Exceptions sets forth payoff details, including wire instructions, for all amounts to be paid at Closing pursuant to Section 2.3(c) and all of the Company Expenses as of the Closing.
(c)    Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions on or prior to the Closing Date:
(i)    At least three (3) business days prior to the Closing, the Company shall deliver the Estimated Closing Statement to Parent for Parent’s review and approval;

(ii)    The Company will deliver evidence of delivery of letters of transmittal, in the form attached hereto as Exhibit C (the “Letters of Transmittal”), to the Company Stockholders;
(iii)    The Company will obtain the Company Stockholder Approval and deliver to Parent and Merger Sub the executed Written Consent;
(iv)    The Parties will file the executed Certificate of Merger with the Secretary of State of the State of Delaware pursuant to which the Merger will become effective;
(v)    If not already satisfied by the Company prior to the Closing, Parent will, on behalf of and as directed by the Company, prepay in full in cash all of the Indebtedness (the “Closing Indebtedness”) and all of the Company Expenses at Closing as set forth in Section 2.3(b) of the Schedule of Exceptions;
(vi)    Parent will pay, or cause to be paid to the Stockholders’ Representative, the Stockholders’ Representative Expense Amount as set forth in Section 2.3(b) of the Schedule of Exceptions;
(vii)    Parent will pay or cause to be paid to the Stockholders’ Representative for the benefit of the Company Stockholders an amount (the “Closing Payment”) equal to (A) the Estimated Merger Consideration, less (B) the Holdback Amount, less (C) the Stockholders’ Representative Expense Amount, less (D) the Closing Indebtedness and the Company Expenses, each as set forth on the Estimated Closing Statement, by wire transfer of immediately available funds in accordance with instructions delivered to Parent by the Stockholders’ Representative prior to the date hereof; and
(viii)    Each Party will deliver to the other Parties such certificates and other documents as set forth in Section 2.11, or as may be reasonably requested by such other Parties to evidence compliance with the terms hereof.
(d)    The Company will provide Parent and Merger Sub at the Closing with customary payoff letters from all holders of Closing Indebtedness and will make arrangements reasonably satisfactory to Parent and Merger Sub for such holders to provide to Parent and Merger Sub recordable form lien releases and such other documents reasonably requested by Parent and Merger Sub.
2.4    Effective Time of the Merger. The Merger shall, subject to the DGCL, become effective as of such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).
2.5    Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the applicable sections of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
2.6    Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be amended and restated as set forth in the Certificate of Merger and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law.
2.7    Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the by-laws of the Surviving Corporation and applicable Law, the directors and officers of Merger Sub immediately before the Effective Time shall comprise all of the directors and officers of the Surviving Corporation.
2.8    Effects of the Merger on Capital Stock.
(a)    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Merger Sub, each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
(b)    Each share of Company Capital Stock that is owned by Parent, Merger Sub, the Company or any of their respective subsidiaries shall be canceled and retired and shall cease to exist without any consideration payable therefor.
(c)    Each share of Company Preferred Stock issued and outstanding prior to the Effective Time shall be converted into the right to receive the Closing Preferred Share Merger Consideration, in cash, without interest, together with the Pro Rata Share of any amounts that may become payable in respect of such share in the future from the Holdback Amount as provided in this Agreement, the unused portion (if any) of the Stockholders’ Representative Expense Amount, or any adjustments to the Estimated Merger Consideration after the Closing Date pursuant to Section 2.10, at the respective times and subject to the contingencies specified herein.
(d)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Closing Per Share Merger Consideration, in cash, without interest, together with the Pro Rata Share of any amounts that may become payable in respect of such share in the future from the Holdback Amount as provided in this Agreement, the unused portion (if any) of the Stockholders’ Representative Expense Amount, or any adjustments to the Estimated Merger Consideration after the Closing Date pursuant to Section 2.10, at the respective times and subject to the contingencies specified herein.

(e)    At the Effective Time, each option to acquire shares of Company Common Stock (“Stock Option”) granted under the Company’s 2009 Stock Plan that is outstanding and unexercised immediately prior to the Closing, whether or not then vested or exercisable, shall be, by virtue of the consummation of the Merger and without any action on the part of the Company, the holder of the Stock Option or any other Person, canceled and converted into the right to receive an amount in cash equal to the Closing Per Share Merger Consideration minus the Per Share Cash Exercise Price Amount, in cash, without interest, together with the Pro Rata Share of any amounts that may become payable in respect of such share in the future from the Holdback Amount as provided in this Agreement, the unused portion (if any) of the Stockholders’ Representative Expense Amount, or any adjustments to the Estimated Merger Consideration after the Closing Date pursuant to Section 2.10, at the respective times and subject to the contingencies specified herein.
2.9    Payment of the Merger Consideration.
(a)    Letters of Transmittal. As of the date hereof, the Company shall mail to each holder of Company Capital Stock a Letter of Transmittal and instructions for use in effecting the surrender of Stock Certificates in exchange for the applicable portion of the Merger Consideration pursuant to Section 2.8. The Surviving Corporation shall, no later than five (5) business days after receipt of a Stock Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Surviving Corporation may reasonably require in connection therewith, direct the Stockholders’ Representative to pay to the holder of such Stock Certificate a cash amount as provided in Section 2.8 with respect to such Stock Certificate so surrendered and the Stock Certificate shall forthwith be cancelled. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any Stock Certificate. Until so surrendered, each outstanding Stock Certificate that prior to the Effective Time represented shares of Company Capital Stock shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.8.
(b)    Holdback Amount. On the Closing Date, Parent shall withhold the Holdback Amount, which shall be retained by Parent for purposes of any post-closing adjustments contemplated under Section 2.10 and indemnification obligations contemplated under ARTICLE VI. Within thirty (30) calendar days after the completion and delivery of the audit of the Surviving Corporation’s financial statements for the fiscal year ending December 31, 2015 (the “Holdback Release Date”), Parent shall disburse to the Stockholders’ Representative for distribution to the Company Stockholders in accordance with Section 2.8 any portion of the Holdback Amount (i) that has not been previously retained by Parent as a result of any post-closing adjustments or indemnification obligations resolved in favor of Parent, as applicable, or (ii) that is not then subject to a claim for indemnification obligations pursuant to ARTICLE VI.
2.10    Post-Closing Adjustment.
(a)    Attached hereto as Section 2.10(a) of the Schedule of Exceptions sets forth a statement (the “Estimated Closing Statement”) containing the Company’s good faith estimates of Estimated Cash, Estimated Accounts Receivable, Estimated Accounts Payable, Closing

Indebtedness, Company Expenses and Estimated WIP, in each case as of the close of business on the day immediately prior to the Closing Date, and a calculation of the Estimated Merger Consideration. The estimate of Estimated Cash, Estimated Accounts Receivable, Estimated Accounts Payable and Estimated WIP included in the Estimated Closing Statement and all computations and determinations related thereto shall be based on the Company’s books and records and other information available at the time and calculated in good faith in accordance with the principles set forth on Section 2.10(a) of the Schedule of Exceptions.
(b)    The Estimated Merger Consideration shall be, dollar for dollar:
(i) increased in the event that the actual, final Cash as of the close of business on the day immediately prior to the Closing Date exceeds the Estimated Cash, or decreased in the event that the actual, final Cash as of the close of business on the day immediately prior to the Closing Date is less than the Estimated Cash;
(ii) increased in the event that the actual, final Accounts Receivable as of the close of business on the day immediately prior to the Closing Date exceeds the Estimated Accounts Receivable, or decreased in the event that the actual, final Accounts Receivable as of the close of business on the day immediately prior to the Closing Date is less than the Estimated Accounts Receivable;
(iii) increased in the event that the actual, final Accounts Payable as of the close of business on the day immediately prior to the Closing Date is less than the Estimated Accounts Payable, or decreased in the event that the actual, final Accounts Payable as of the close of business on the day immediately prior to the Closing Date exceeds the Estimated Accounts Payable;
(iv) increased in the event that the actual, final Indebtedness as of the close of business on the day immediately prior to the Closing Date is less than the Estimated Indebtedness, or decreased in the event that the actual, final Indebtedness as of the close of business on the day immediately prior to the Closing Date exceeds the Estimated Indebtedness;
(v) increased in the event that the actual, final WIP as of the close of business on the day immediately prior to the Closing Date exceeds the Estimated WIP, or decreased in the event that the actual, final WIP as of the close of business on the day immediately prior to the Closing Date is less than the Estimated WIP; and
(vi) increased in the event that the actual, final Company Expenses as of the close of business on the day immediately prior to the Closing Date is less than the Estimated Company Expenses, or decreased in the event that the actual, final Company Expenses as of the close of business on the day immediately prior to the Closing Date exceeds the Estimated Company Expenses.
Within ninety (90) days after the Closing Date, Parent shall cause to be prepared and delivered to the Stockholders’ Representative a balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date together with (i) a statement (the “Final Closing Statement”) containing Parent’s determination of the actual amounts of Cash, Accounts Receivable, Accounts Payable, Indebtedness, WIP and Company Expenses, in each case as of the close of business on the day immediately prior to the Closing Date and (ii) a calculation of any adjustments to the Estimated Merger Consideration based on such calculations (the result of such calculation being the “Merger Consideration”). The calculation of Cash, Accounts Receivable, Accounts Payable and WIP included in the Final Closing Statement and all computations and determinations related thereto shall be prepared in accordance with the principles set forth on Section 2.10(a) of the Schedule of Exceptions.
(c)    Within 30 days following delivery of the Final Closing Statement to the Stockholders’ Representative, the Stockholders’ Representative shall deliver or cause to be delivered a written notice to Parent of any dispute the Stockholders’ Representative has with respect to the preparation or content of the Final Closing Statement, which written notice shall specify with reasonable specificity and in reasonable detail the item(s) disputed and the basis for the dispute. The Stockholders’ Representative shall not dispute the accounting principles and adjustments used in preparing the Final Closing Statement and Merger Consideration if such principles and adjustments are, in the Stockholders’ Representative’s sole opinion, consistent with Section 2.10(a) of the Schedule of Exceptions. If the Stockholders’ Representative does not so notify Parent of a dispute with respect to the Final Closing Statement within such 30-day period, such Final Closing Statement will be final, conclusive and binding on the Parties. In the event of such notification of a dispute, Parent and the Stockholders’ Representative shall negotiate in good faith to resolve such dispute. If Parent and the Stockholders’ Representative, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after the Stockholders’ Representative notifies Parent of its objections, then Parent and the Stockholders’ Representative jointly shall engage an independent certified public accounting firm that is not presently providing and has not provided either party or their Affiliates with services in the last two years as mutually agreed upon by Parent and the Stockholders’ Representative (the “Independent Accounting Firm”) to resolve such dispute. As promptly as practicable thereafter, Parent and the Stockholders’ Representative shall each prepare and submit a presentation to the Independent Accounting Firm (collectively, the “Dispute Presentations”). As soon as practicable thereafter, Parent and the Stockholders’ Representative shall cause the Independent Accounting Firm to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.10 within the range of the difference between Parent’s position with respect thereto and the Stockholders’ Representative’s position with respect thereto based solely upon the information set forth in the Dispute Presentations. The costs of any fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the parties in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. All determinations made by the Independent Accounting Firm will be final, conclusive and binding on the Parties.
(d)    If the Merger Consideration (as finally determined pursuant to Section 2.10(c)) is less than the Estimated Merger Consideration, then the Stockholders’ Representative shall pay or cause to be paid to Parent an amount equal to such shortfall. If the amount of such shortfall is less than or equal to ten percent (10%) of the Holdback Amount, then such amount shall be retained from the Holdback Amount by the Parent. Otherwise, such shortfall amount shall be paid no later than five (5) business days following the date on which the Merger Consideration is finally determined pursuant to Section 2.10(c) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent to the Stockholder’s Representative prior to the date such payment is due hereunder.
(e)    If the Merger Consideration (as finally determined pursuant to Section 2.10(c)) is greater than the Estimated Merger Consideration, then Parent shall pay or cause to be paid an amount in cash equal to such excess to the Stockholders’ Representative for the benefit of the Company Stockholders. Such amount shall be paid by Parent no later than five (5) business days following the date on which the Merger Consideration is finally determined pursuant to Section 2.10(c) by wire transfer of immediately available funds to an account or accounts designated in writing by the Stockholders’ Representative to Parent prior to the date such payment is due hereunder.
2.11    Closing Deliveries.
(a)    At the Closing, the Company shall deliver to Parent the following:
(i)    the executed Written Consent of the Company Stockholders;
(ii)    evidence of delivery of Letters of Transmittal to the Company Stockholders, as well as copies of any executed Letters of Transmittal, together with Stock Certificates, that the Company received prior to the Closing;
(iii)    the Estimated Closing Statement;
(iv)    the executed Certificate of Merger to be delivered to the Secretary of State of the State of Delaware for filing;
(v)    written resignations, effective as of the Closing Date, of the officers and directors of the Company;
(vi)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company, dated as of the Closing Date, certifying (A) that attached thereto is the certificate of incorporation of the Company, as amended through the Closing Date, (B) that attached thereto are the by-laws of the Company, as amended through the Closing Date, (C) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (D) the names and signatures of the officers of the Company authorized to sign this Agreement, the

Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(vii)    all authorizations, consents and approvals necessary to consummate the transactions contemplated hereby;
(viii)    an executed affidavit, dated not more than thirty (30) days prior to the Closing Date, in accordance with Code section 1445(b)(3) and Treasury Regulation section 1.1445-2, which statement certifies that the Company is not a United States real property holding corporation; and
(ix)    all other certificates, instruments and other documents required to effect the transactions contemplated hereby as reasonably requested by Parent.
(b)    At the Closing, Parent shall deliver to the Company the following:
(i)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub, dated as of the Closing Date, certifying that (A) attached thereto are true and complete copies of the resolutions adopted by the Parent Board and Special Committee authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, (B) attached thereto are true and complete copies of the resolutions adopted by the board of directors of Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and (C) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(ii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and
(iii)    all other certificates, instruments and other documents required to effect the transactions contemplated hereby as reasonably requested by the Company.
(c)    At the Closing, Parent shall deliver to the Stockholders’ Representative the following:
(i)    wire transfers of immediately available funds equal to the Closing Payment to an account and in accordance with instructions delivered to Parent by the Stockholders’ Representative prior to the Closing Date; and
(ii)    wire transfers of immediately available funds equal to the Stockholders’ Representative Expense Amount and in accordance with instructions delivered to Parent by the Stockholders’ Representative prior to the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to such exceptions as are disclosed in the Schedule of Exceptions dated as of the date hereof and delivered herewith by the Company to Parent corresponding to the applicable section and subsection or clause of this Agreement (or as disclosed in any other section, subsection or clause of the Schedule of Exceptions to the extent that the applicability to such other section, subsection or clause is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:
3.1    Organization, Qualification and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified or registered to do business as a foreign corporation in each jurisdiction in which the failure to be so duly qualified or registered would reasonably be expected to have a Material Adverse Effect. The Company has the requisite power and authority to conduct the Business as currently conducted, to own and use the properties and assets that it owns or uses and to perform its obligations. The Company has made available to Parent materially correct and complete copies of its organizational documents. The Company is not in violation of any of its organizational documents.
3.2    Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock, 35,000,000 of which are designated Class A Common Stock, none of which is issued or outstanding, and 25,000,000 of which is designated Class B Common Stock, of which 19,535,075 shares are issued and outstanding, and 3,750,000 shares of Company Preferred Stock, of which 731,707 shares are issued and outstanding and convertible into 7,317,070 shares of Class B Common Stock. The issued and outstanding shares of Company Capital Stock, as well as the number of shares of Company Common Stock issuable upon the voluntary conversion of all shares of issued and outstanding Company Preferred Stock, are set forth in Section 3.2 of the Schedule of Exceptions, including the name of each holder of shares of Company Capital Stock and the number of shares held by such holder. All issued and outstanding shares of Company Capital Stock are duly authorized and validly issued, and are not subject to any preemptive rights or rights of first refusal created by statute, the organizational documents of the Company or any agreement to which the Company is a party. Except for options to purchase 750,000 shares of Class A Common Stock, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any equity interest in the Company. There are no outstanding or authorized phantom equity, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity of the Company.
3.3    Authorization; Noncontravention.
(a)    The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the agreements contemplated hereby to which it is a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the agreements contemplated hereby to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company subject only to the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Company Stockholders holding in the aggregate at least 90% of the voting power of the issued and outstanding shares of Company Capital Stock (the “Company Stockholder Approval”). This Agreement and the agreements contemplated hereby to which the Company is a party (1) have been duly executed and delivered by the Company, and (2) assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and legally binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting or relating to creditors’ rights and remedies generally, and (ii) the availability of injunctive relief and other equitable remedies (regardless of whether enforcement is sought in a proceeding in equity or at law) (collectively, the “Enforceability Limitations”).
(b)    Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate in any material respects any Law to which the Company is subject or any provision of the certificate of incorporation or bylaws of the Company, or (ii) result in a material breach of, constitute a material default under, result in the acceleration of any material obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which the Company’s assets is subject (or result in the imposition of any Lien upon any such assets, other than Permitted Liens). The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement.
3.4    Brokers’ Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
3.5    Title to Assets. The Company has good and valid title to the Owned Real Property and the other material properties and assets used by the Company in the conduct of the Business free and clear of all Liens (other than Permitted Liens) and except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.
3.6    No Subsidiaries. The Company has no subsidiaries, nor does the Company own or have any right, directly or indirectly, to acquire any outstanding capital stock of, or other equity interests in, any Person.
3.7    Financial Statements. Section 3.7 of the Schedule of Exceptions sets forth the following financial statements (collectively the “Financial Statements”): (a) an unaudited balance sheet and statements of earnings, shareholders’ equity and cash flow for the Company as of and for the fiscal year as of the Most Recent Year End; and (b) an unaudited balance sheet and statements of earnings and cash flows (the “Most Recent Financial Statements”) for the Company as of and

for the twelve (12) months ended as of the Most Recent Period End. The Financial Statements have been prepared internally by the Company from the internal books and records of the Company and present fairly in all material respects the financial condition of the Company as of such dates and the results of operations of the Company for such periods in accordance with GAAP.
3.8    Events Subsequent to Most Recent Year End. Since the Most Recent Year End:
(c)    the Company has not sold, leased, transferred, assigned or granted any rights in or to any material assets, tangible or intangible, outside the Ordinary Course of Business;
(d)    no party (including the Company) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which the Company is a party or by which the Company is bound;
(e)    the Company has not imposed or allowed the imposition of any Lien (other than Permitted Liens) upon any of its assets, tangible or intangible;
(f)    the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property owned or used by the Company;
(g)    the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its equity (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity, except as provided for herein;
(h)    the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;
(i)    no event has occurred that has had a Material Adverse Effect nor, to the Knowledge of the Company, has there occurred any event, development or state of circumstances which could reasonably be expected to result in such a Material Adverse Effect in the future;
(j)    the Company has not (i) increased or modified the compensation or benefits payable or to become payable by the Company to any of its current or former directors, employees, contractors or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other Employee Benefit Plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company, or (iii) entered into any employment, severance or termination agreement, in each case except as required by the terms of any Employee Benefit Plan as in effect on the date of this Agreement, or in the Ordinary Course of Business or as required to comply with all applicable Laws;
(k)    the Company has not made any Tax election, changed its method of Tax accounting or settled any claim for Taxes; and
(l)    the Company has not committed to any of the foregoing.
3.9    Legal Compliance; Permits.

(1)    Except for compliance with the Laws related to the subjects covered in Sections 3.11, 3.23, 3.24, 3.26, 3.27, and 3.28 (representations and warranties regarding the compliance of which are set forth in the respective sections related thereto), the Company has for the past three (3) years complied, and is currently in compliance, in all material respects with all applicable Laws, and, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company, or to the Knowledge of the Company, is threatened against it alleging any failure so to comply.
(f)    All permits, licenses, registrations, clearances and certificates, from any Governmental Entity or notifying body thereof (“Permits”), including all Permits under the FDCA that are required for the Company to conduct the Business have been issued to or are held by the Company. Each such Permit is in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.
3.10    Undisclosed Liabilities. The Company had no liabilities (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for (a) liabilities provided for or reserved against in the Most Recent Financial Statements, (b) liabilities that have been incurred by the Company subsequent to the date of the Most Recent Financial Statements, in the Ordinary Course of Business, (c) liabilities under the executory portion of any purchase order, sales order, lease, agreement or commitment of any kind by which the Company is bound, and (d) liabilities relating to the payment of expenses incurred in connection with the transactions contemplated by this Agreement.
3.11    Tax Matters.
(a)    The Company has filed all Income Tax Returns and all other Tax Returns required to be filed by it and each such Tax Return is correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The books and records of the Company are reasonably sufficient to document the accuracy of such Tax Returns and the tax basis in the assets of the Company. All unpaid Taxes of the Company as of the Most Recent Period End, whether or not yet due and payable, have been fully recorded as a liability or otherwise reserved for on the Most Recent Financial Statements. There are no Liens (other than Permitted Liens) for Taxes upon any of the assets of the Company. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, director, stockholder or other third party, and all IRS Forms W-2 and 1099 and comparable state, local and foreign Tax forms required with respect thereto have been properly completed in all material respects and duly filed.
(b)    Section 3.11(b) of the Schedule of Exceptions lists all federal, state, and foreign Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2012, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit or other Tax controversy.
(c)    The Company has not filed a consent under former Code section 341(f) concerning collapsible corporations. The Company is not and has not been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return or any combined, consolidated or unitary Tax Return for state, local or foreign tax purposes and (ii) has no liability for the Taxes of any Person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise. The Company is not (nor has ever been) a party to any Tax-sharing agreement. The Company is not (nor has ever been) a party to any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4 or any “reportable transaction” within the meaning of sections 6011 or 6707A of the Code.
(d)    The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No written claim has ever been made and delivered to the Company by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or that the Company must file Tax Returns in that jurisdiction.
(e)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any “closing agreement,” as described in Code section 7121 (or any corresponding provision of state, local or foreign Income Tax Law), (iii) any intercompany transaction or any excess loss account (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Income Tax Law), (iv) any installment sale or open transaction made on or prior to the Closing Date, (v) any prepaid amount received on or prior to the Closing Date or (vi) any election under Code section 108(i).
(f)    The Company has not distributed equity of another Person, nor has it had its equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or Code section 361.
(g)    No private letter rulings, technical advice memoranda or similar agreement or rulings concerning Taxes have been requested, entered into or issued by any taxing authority with respect to the Company.
(h)    Without giving effect to the transactions contemplated hereby, and excluding any limitations that may be imposed in connection with the Merger and the other transactions contemplated by this Agreement,] there is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).
(i)    Section 3.11(i) of the Schedule of Exceptions sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury

Regulations section 1.367(a)-8. The Company has not transferred any intangible property the transfer of which would be subject to the rules of Code section 367(d).
(j)    The Company has not engaged in any operations or activities that are subject to reporting obligations under Code section 999 (relating to international boycotts).
3.12    Real Property. Schedule 3.12 of the Schedule of Exceptions sets forth the address of each parcel of Owned Real Property. The Company has made available to Parent true and complete copies of the deeds and other instruments (as recorded) by which the Company acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Owned Real Property. The Owned Real Property identified on Section 3.12 of the Schedule of Exceptions comprises all of the real property currently owned or operated by the Company or used in the Business; and there are no actions pending, or to the Knowledge of the Company, threatened against or affecting the Owned Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
3.13    Intellectual Property.
(a)     (i) The Company owns and possesses, or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission, all patents, patent applications, trademarks, service marks, trade names, copyrights, and all registrations and applications for registration of any of the foregoing, and all trade secrets, information, know-how, inventions, prototypes, designs, design history files, processes, technical data, computer programs owned or licensed by the Company, documentation, proprietary rights and processes (collectively, “Intellectual Property”) materially necessary for the operation of the Business as now conducted, including, without limitation, the manufacture, procurement, use, sale, offer for sale, distribution and marketing of the Products, and (ii) each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on substantially the same terms and conditions immediately subsequent to the Closing hereunder. Excluding off-the-shelf shrink wrap, click through or similar licenses for commercially available software (collectively, “COTS Software Agreements,” there are no outstanding options, licenses, sublicenses, agreements or permissions relating to the foregoing nor is the Company bound by or a party to any option, license, sublicense, agreement or permission with respect to the Intellectual Property of any other person or entity that is materially necessary for the operation of the Business as now conducted. The operation of the Business as currently conducted and the use of the Intellectual Property materially necessary to the Business does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Company has not received any charge, complaint, claim, demand, notice or other communication alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.
(b)    With respect to the Intellectual Property owned by the Company:

(i)    the Company owns and possesses all right, title, and interest in and to its Intellectual Property, free and clear of any Lien (other than Permitted Liens) or restriction or limitation regarding use or disclosure;
(ii)    the Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
(iii)    the Company has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the Intellectual Property;
(iv)    no loss or expiration of the Intellectual Property is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including, without limitation, a failure by the Company to pay any required maintenance fees); and
(v)    Section 3.13(b) of the Schedule of Exceptions sets forth a true and complete list of all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company.
(c)    With respect to any Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission:
(i)    the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by the Enforceability Limitations;
(ii)    neither the Company, nor to the Knowledge of the Company, any other party to the license, sublicense, agreement, or permission, is in material breach or default thereof, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder;
(iii)    neither the Company, nor to the Knowledge of the Company, any other party to the license, sublicense, agreement, or permission has repudiated any provision thereof;
(iv)    the underlying Intellectual Property is not subject to any Government Order;
(v)    no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened, which challenges the legality, validity, or enforceability of the underlying Intellectual

Property, and, to the Knowledge of the Company, there are no reasonable grounds for the same; and
(vi)    the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.
(d)    Section 3.13(e) of the Schedule of Exceptions sets forth a true and complete list of all software necessary to conduct the Business as presently conducted other than off-the-shelf software acquired for less than $10,000 per annum per application (the “Company Software”) and an indication of whether such Company Software is owned or licensed from a third party. The use of the Company Software does not breach, in any material respects, any terms of any contract or agreement to which the Company is a party. The Company either owns or has been granted under license agreements relating to the Company Software (the “Company License Agreements”) valid and subsisting rights with respect to all software comprising the Company Software and such rights may be exercised anywhere in the world. The Company is in compliance with each of the terms and conditions of each of the Company License Agreements except to the extent failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. In the case of any commercially available “shrink-wrap” software programs (such as Microsoft Office and similar applications), the Company has not made and is not using any unauthorized copies of any such software programs and, to the Knowledge of the Company, none of the employees, agents or representatives of the Company have made or are using any such unauthorized copies in the conduct of the Business.
(e)    The Company Software and the related computer hardware used by the Company in its operations (the “Company Hardware”) are adequate in all material respects, when taken together with the other assets, resources and personnel of the Company, to run the Business in the same manner as the Business is presently conducted. The Company has not experienced any material unusual problems in the past twelve months with respect to the Company Software or Company Hardware.
(f)    Each current and former employee of the Company has executed a nondisclosure and assignment of inventions agreement sufficient to protect the Company’s interest in its proprietary and intellectual property rights. Each consultant to the Company has executed a confidentiality and assignment agreement restricting the disclosure of proprietary information of the Company and assigning to the Company all inventions made by such consultant in the course of the consulting engagement. No current or former employee or consultant of the Company has excluded works or inventions made prior to his or her employment with or engagement by the Company from his or her assignment of invention pursuant to such nondisclosure and assignment of invention agreement or confidentiality and assignment agreement. To the Knowledge of the Company, no current employees, officers or consultants, or former employees, officers or consultants, employed by the Company within the 12-month period prior to the Closing Date, are in violation of such agreements.
3.14    Tangible Assets. Except as set forth on Section 3.14 of the Schedule of Exceptions, the Company has good and valid title to all material machinery, equipment and other tangible assets owned by the Company, and has valid leasehold interests or rights to use all of the material properties or assets leased or licensed by it, in each case free and clear of all Liens, except for Permitted Liens. Such assets are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), are suitable for the purposes for which they are being used, and are sufficient for the continued conduct of the Business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.
3.15    Inventory. The inventory of the Company consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is of a quality and quantity useable and saleable in the normal and Ordinary Course of Business, subject only to appropriate and adequate reserves for inventory write down. Section 3.15 of the Schedule of Exceptions sets forth all of the Company’s inventory including, but not limited to, raw materials, work in progress and finished goods organized by product, including all inventory whether or not included on the Most Recent Balance Sheet.
3.16    Contracts. Section 3.16 of the Schedule of Exceptions contains a list of the following contracts and other agreements to which the Company is a party, whether written or oral, other than those contracts and other agreements that have been fully performed by all parties thereto and under which no party thereto has any rights or obligations:
(a)    any agreement (or group of related agreements) for the lease of personal property to or from any Person for over $50,000 in any 12-month period;
(b)    any agreement for the purchase, sale or lease of real property;
(c)    any agreement (or group of related agreements) for the purchase or sale of any raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services for which the Company was paid (or paid) more than $50,000 in either 2013 or 2014 or is entitled to receive (or obligated to pay) more than $50,000 in any 12-month period commencing after December 31, 2014;
(d)    any agreement granting any Person the exclusive right to market, sell or distribute any of the Company’s products, whether in any geographic territory, to any customer or account, or otherwise;
(e)    any agreement concerning a partnership, joint venture or other similar arrangement involving a sharing of profits and losses with any Person;
(f)    except for agreements relating to trade receivables entered into in the Ordinary Course of Business, any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness, or any capitalized lease obligation or under which it has imposed a Lien (other than a Permitted Lien) on any of its assets, tangible or intangible;
(g)    any agreement which materially restricts the Company from competing in any line of business or geographic area;

(h)    any profit-sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;
(i)    any collective bargaining agreement;
(j)    any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis (including leased persons);
(k)    any agreement pertaining to the marketing, sale or distribution of any of the Company’s products (including any agreements creating an agency relationship or providing for the resale of any of the Company’s products);
(l)    any agreement requiring the Company to pay to any Person a royalty, commission or other payment, the amount of which is based in whole or in part on the sales of products by the Company;
(m)    any agreement under which the Company has advanced or loaned any amount to any of its directors, officers or employees;
(n)    any agreement under which the Company has advanced or loaned any amount to any other Person;
(o)    any agreement that requires the Company to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;
(p)    any agreement with any Company Stockholder or their Affiliates;
(q)    any agreement that relates to the acquisition or disposition of any business division or material assets or properties (whether by merger, sale of stock, sale of assets or otherwise);
(r)    any agreement that relates to the compromise or settlement of any litigation or arbitration or other proceeding; and
(s)    any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000 or that is otherwise material to the Company or the Business or the Company’s condition (financial or otherwise) or results of operations.
The Company has made available to Parent a correct and complete copy of each such written agreement as amended to date and a written summary setting forth the material terms and conditions of each such oral agreement. With respect to each such agreement: (i) the agreement is a legal, valid, binding, enforceable obligation of the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect in accordance with its terms in all material respects, subject in each case to the Enforceability Limitations; (ii) neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach or default, in any material respect, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration under the agreement; and (iii) no party has repudiated in writing any material provision of the agreement.
3.17    Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on the Company’s books and records, and are valid receivables for sales actually made or services actually performed by the Company in the Ordinary Course of Business. No counter claims, defenses, offsetting claims or adjustments with respect to the notes and accounts receivable of the Company, including, without limitation to any of the foregoing, arising out of the right to return Products, are pending or, to the Knowledge of the Company, threatened.
3.18    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.
3.19    Insurance. Section 3.19 of the Schedule of Exceptions sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage:
(a)    the type of insurance coverage;
(b)    the name of the insurer, the name of the policyholder, and the name of each covered insured;
(c)    the policy number and the period of coverage;
(d)    the premium, the scope (including an indication of whether the coverage is on a claims-made, occurrence, or other basis) and amount of coverage; and
(e)    a description of any retroactive premium adjustments or other material loss-sharing arrangements.
With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable (except as limited by the Enforceability Limitations), and in full force and effect in all material respects; (ii) the Company is not in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit coverage limitation, termination, modification, or acceleration, under the policy; (iii) the Company has not failed to give any notice or to present any claim under any such policy in a due and timely manner such as would reasonably be expected to be materially adverse to the Company; and (iv) to the Knowledge of the Company, no party to the policy has repudiated any material provision thereof. Section 3.19 of the Schedule of Exceptions describes any material self-insurance arrangements affecting the Company. Section 3.19 of the Schedule of Exceptions also sets forth a detailed description (including without limitation the nature of the claim, the amount sought and the ultimate disposition) of all claims made under any insurance policy now or previously maintained by the Company that was open or outstanding at any time in the past three years (including those that were subsequently settled or otherwise resolved).

3.20    Litigation. Section 3.20 of the Schedule of Exceptions sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding or hearing, or, to the Knowledge of the Company, investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction. To the Knowledge of the Company, there is no action, suit, proceeding, hearing, or investigation threatened against the Company or its directors and officers. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such action, suit, proceeding, hearing, or investigation. The Company is not subject to any insolvency proceedings under any Law whatsoever nor, to the Knowledge of the Company, do any facts exist which would lead to such proceedings. There is no action (whether or not the defense thereof or the liability thereunder is covered by any policy of insurance) pending, or to the Knowledge of the Company, threatened against the Company which questions the validity or enforceability of this Agreement or could impair the ability of the Company to consummate the transactions contemplated herein.
3.21    Product Warranty; Product Returns.
(a)    The products manufactured, sold and delivered by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability for replacement or repair thereof, subject only to the reserve for product warranty claims set forth on the Most Recent Balance Sheet or otherwise consistent with past practices in the Ordinary Course of Business.
(b)    No Person to whom the Company has sold any products prior to the date hereof has any right to return any such product for refund, reimbursement or credit or to otherwise avoid paying an outstanding invoice therefor. Without limiting the generality of the foregoing, the Company has not placed or distributed any products on consignment, and no Person has the right to cancel any sale of products by the Company that has occurred prior to the Closing.
3.22    Product Liability. The Company has no liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold or delivered by the Company. The Company has no Knowledge of any facts that would reasonably be expected to lead to such liability.
3.23    Employees.
(a)    Section 3.23 of the Schedule of Exceptions sets forth a list of the names of each of the current employees of the Company and each such person’s title or function. There are no complaints, lawsuits, arbitrations or other proceedings or disputes pending or, to the Knowledge of the Company, threatened, between the Company and any of its employees related to their employment, including but not limited to matters pertaining to compensation, severance pay, vacation benefits, pension benefits, employment discrimination, wrongful termination of employment, workplace retaliation or whistle-blowing or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, including, without limitation, class claims.

(b)    Within the past three (3) years, the Company has not been a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute. The Company has not committed any material unfair labor practice. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.
(c)    The Company is and has been for the past three (3) years, in material compliance with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours, including, any such Laws respecting minimum wage and overtime payments, employment discrimination, termination of employment, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements.
(d)    All persons classified by the Company as independent contractors satisfy and have at all times satisfied the material requirements of applicable employment-related Laws to be so classified, and the Company has fully and accurately reported independent contractor compensation on IRS Forms 1099 when required to do so. Section 3.23(d)(1) of the Schedule of Exceptions represents a complete list of all individuals (non-entities) who are currently providing services to the Company pursuant to a leasing or other third-party agreement. Section 3.23(d)(2) of the Schedule of Exceptions represents a complete list of all individuals (nonentities) who have provided services to the Company pursuant to a leasing or other third-party agreement in the preceding three (3) years.
(e)    Section 3.23(e) of the Schedule of Exceptions lists the names of each current consultant or independent contractor (in both instances, exclusive of corporate entities) to the Company and the capacity in which such individual is currently engaged on behalf of the Company. To the Knowledge of the Company, there are no material disputes between the Company and any of its respective consultants or independent contractors. No consultant or independent contractor will become entitled to receive from the Company any bonus, termination fee or similar benefit as a result of the consummation of the transactions contemplated hereby.
3.24    Employee Benefits.
(a)    Section 3.24(a) of the Schedule of Exceptions lists each Employee Benefit Plan. The Company has provided to Parent true, complete and correct copies of each Employee Benefit Plan. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and complies in all material respects in form and in operation with the applicable requirements of ERISA, the Code, and other applicable Laws. The Company has not engaged in any transaction or acted or failed to act in a manner that would subject the Company to any liability for breach of fiduciary duty under ERISA or any other applicable Law. All contributions (including all employer contributions and employee salary reduction contributions) that are due have been timely made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit

Plan. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code section 401(a) has received a determination letter from the IRS to the effect that it meets the requirements of Code section 401(a) (or relies on an opinion letter or advisory letter issued by the IRS with respect to a prototype plan or volume submitter plan adopted by the Company), and no such determination letter, opinion letter or advisory letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such plan been amended since the date of its most recent determination letter or application therefor (or opinion letter or advisory letter) in any respect that would adversely affect its qualification or materially increase its cost. With respect to each applicable Employee Benefit Plan, the Company has provided Parent with, or made available to Parent, true, correct and complete copies of (i) the three most recent annual reports on Form 5500 filed with the U.S. Department of Labor, (ii) the most recent summary plan description, and (iii) each trust agreement and group annuity contract.
(b)    There are no lawsuits, actions, termination proceedings or other proceedings pending, or, to the Knowledge of the Company, threatened against or involving any Employee Benefit Plan and there are no investigations by any Governmental Entity or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans), to the Knowledge of the Company, pending or threatened against or involving any Employee Benefit Plan.
(c)    Neither the Company nor any ERISA Affiliate maintains, sponsors or contributes to or has ever maintained, sponsored or contributed to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA section 3(35)). Neither the Company nor any ERISA Affiliate maintains, sponsors, or contributes to, has any obligation to contribute to, or has ever maintained, sponsored or contributed to or been required to contribute to, or has any liability (including withdrawal liability as defined in ERISA section 4201) under or with respect to, any Multiemployer Plan or any plan sponsored by more than one employer within the meaning of ERISA section 4063 or 4064 or Code section 413(c). Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Employee Pension Benefit Plan in which equity of the Company or its ERISA Affiliates is or was held as a plan asset. Neither the Company nor any ERISA Affiliate has ever leased employees from, or co-employed employees with, a PEO.
(d)    No Employee Benefit Plan provides retiree life insurance, retiree health or other retiree employee welfare benefits to any former employee (or relative or dependent of any former employee), except (i) as may be required by COBRA or other applicable federal, state, or local statute, (ii) disability benefits that have been fully provided for by insurance under the Employee Benefit Plans, and (iii) benefits in the nature of severance pay with respect to one or more employment agreements set forth in Section 3.24(d) of the Schedule of Exceptions.
(e)    The Company has never been party to any arrangement that is or was a “nonqualified deferred compensation plan” within the meaning of Code section 409A. Any Employee Benefit Plan that is deemed to constitute a nonqualified deferred compensation plan subject to Code section 409A has been operated on or after January 1, 2009 in accordance with, and is in documentary compliance with, the final Treasury Regulations under Code section 409A. All stock options or share appreciation rights granted by the Company were granted using an exercise price or a base price, as the case may be, of not less than the fair market value of the underlying shares or equity interests in accordance with applicable guidance under Code section 409A, or are not otherwise subject to the requirements of Code section 409A. The Company has no obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under Code section 409A.
(f)    The Company has not made any payments, is not obligated to make any payments, and is not a party to any contract, plan or arrangement that obligates it to make any payments of compensation that will be “excess parachute payments” under Code section 280G and the Treasury Regulations and guidance promulgated thereunder (as in effect on the date hereof), (ii) the Company is not party to any contract or arrangement obligating it to compensate any individual for excise Taxes paid pursuant to Code section 4999, and (iii) the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan, employment agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration of vesting, forgiveness of indebtedness, loss of rights, distribution of funds, increase in benefits, or obligation to fund benefits with respect to any employee.
(g)    Section 3.24(g) of the Schedule of Exceptions lists all individuals who are currently covered by an Employee Welfare Benefit Plan under the provisions of COBRA.
(h)    The Company has not maintained or operated, and does not currently maintain, operate or have liability with respect to, any plan or arrangement that is subject to the Laws of a country other than the United States.
3.25    Guaranties. The Company is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.
3.26    Environmental, Health and Safety Matters.
(a)    The Company has duly complied with, and all the real estate owned or leased by it either currently or in the past three years (hereinafter referred to collectively as the “Premises”) are in compliance in all material respects with, the provisions of all Environmental, Health and Safety Requirements.
(b)    The Company has been issued and has maintained in all material respects all required federal, state and local permits, licenses, certificates and approvals relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state or local Law as hazardous or potentially hazardous), or (vi) other environmental, health and safety matters.
(c)    The Company has not received notice of, nor does the Company have Knowledge of any facts that might constitute, any violation of any Environmental, Health and Safety

Requirements that relate to the use, ownership or occupancy of any of the Premises, and, to the Knowledge of the Company, the Company is not in violation of any covenants, conditions, easements, rights‑of‑way or restrictions affecting any of the Premises or any rights appurtenant thereto.
(d)    Except in accordance with a valid governmental permit, license, certificate or approval, the Company has not caused or allowed any emission, spill, release or discharge into or upon (i) the air, (ii) soils or any improvements located thereon, (iii) surface water or ground water, or (iv) a sewer, septic system or waste treatment, storage or disposal system of any toxic or hazardous substances or wastes.
(e)    The Company has not received any complaint, order, directive (other than directives applicable to the general public), claim, citation or notice by any Governmental Entity or any other Person with respect to (i) air emissions, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing any of the Premises, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes or (vi) other environmental, health or safety matters affecting the Company, any of the Premises or any improvements located thereon, or the businesses thereon conducted.
3.27    FDA and Related Matters.
(a)    The Company has all Registrations required to conduct the Business as currently conducted, and Section 3.27(a) of the Schedule of Exceptions sets forth a true and complete list of such Registrations. Each of the Registrations is valid and subsisting in full force and effect. To the Knowledge of the Company, neither the FDA nor any comparable Regulatory Authority is considering limiting, suspending or revoking such Registrations or changing or challenging the marketing classification or labeling of the products of the Company. The Company is in compliance in all material respects with all terms and conditions of each Registration and all applicable reporting and other requirements for all Registrations. There is no false information or material omission in any product application or other submission to the FDA or any comparable Regulatory Authority. The Company has fulfilled and performed in all material respects its obligations under each Registration, and to the Knowledge of the Company, no event has occurred nor does any condition or state of facts exist which would constitute a breach or default or would cause revocation or termination of any such Registration. To the Knowledge of the Company, any third party that is a manufacturer or contractor for the Company is in compliance with all Registrations insofar as they pertain to the manufacture of product components or products for the Company.
(b)    All products developed, tested, investigated, manufactured, distributed, marketed, or sold by or on behalf of the Company that are subject to the jurisdiction of the FDA or any comparable Regulatory Authority have been and are being developed, tested, investigated, manufactured, distributed, marketed, and sold in compliance in all material respects with the FDCA, the Public Health Service Act, and any other applicable Law.

(c)    There are no enforcement actions (including any administrative proceeding, data integrity review, prosecution, injunction, seizure, civil penalty, or debarment action) pending or, to the Knowledge of the Company, threatened by or on behalf of the FDA or any other Regulatory Authority that has jurisdiction over the operations of the Company, and to the Knowledge of the Company, no circumstances that would reasonably form the basis of any such action. The Company has never received any written notice from the FDA nor any comparable Regulatory Authority that remains unresolved (i) contesting the premarket clearance or approval of the uses of or the labeling and promotion of any Product or (ii) otherwise alleging any material violation of any Law applicable to the Products. The Company has previously provided to Parent true, correct and complete copies of (i) all such notices, and (ii) all correspondence between the Company and all Regulatory Authorities related thereto. Since January 1, 2012, the Company has not received any Form FDA-483, notice of adverse finding, FDA warning letters, notice of violation or “untitled letters,” notice of FDA action for import detentions or refusals, or any other notice from the FDA or other comparable Regulatory Authority alleging or asserting noncompliance with any applicable Laws or Registrations. The Company is not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, recall or other field action, or other notice, response or commitment made to or with the FDA or any comparable Regulatory Authority. The Company has made all material notifications, submissions and reports required by the FDCA, the Public Health Service Act or any other applicable Law, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, recall or other field action or other notice, response, or commitment made to or with the FDA or any comparable Regulatory Authority and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any comparable Regulatory Authority (or were corrected in or supplemented by a subsequent filing). To the Company’s Knowledge, no basis for liability exists with respect to any such notification, submission, or report.
(d)    No Product has been subject to any seizure, withdrawal, recall or other field action, detention, or suspension of manufacturing since January 1, 2012, and to the Knowledge of the Company, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product; (ii) a change in the labeling of any such product; or (iii) a termination, seizure or suspension of the marketing or distribution (including for commercial, investigational, or any other use) of any such product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any such product are pending or, to the Knowledge of the Company, threatened against the Company.
(e)    The Company has not initiated, conducted or sponsored any human clinical trials. The studies (including, without limitation, non-clinical laboratory studies), human clinical trials, tests and preclinical trials, if any, conducted by or on behalf of, or (if applicable) sponsored by, the Company to date (collectively, the “Studies”) were and, to the extent still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional scientific standards and in accordance with all applicable Laws. The Company has not received any notices or correspondence from the

FDA or any other Governmental Entity exercising comparable authority, or any institutional review board or ethics board, requiring or requesting the termination, suspension or material modification of any Study. No Studies have been otherwise terminated by the Company due to safety concerns. Nothing in the currently existing regulatory data, clinical data and other technical information (including, without limitation, any design history files, data and information) contained in and/or referenced by any Study submitted, or to be submitted, by the Company to a Governmental Entity, and any data bases incorporating any such data and information, related to the Company’s products (“Regulatory Data”) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in such Regulatory Data not misleading.
(f)    Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company, has (i) been subject to any fine, injunction, civil penalty or other enforcement action by the FDA, or (ii) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity or in any records or documents prepared or maintained to comply with applicable Laws, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.
(g)    As to each product subject to the FDCA, or similar Law in any foreign jurisdiction, that is developed, manufactured, tested, or investigated by the Company (a “Medical Device”), each such Medical Device is being developed, manufactured, tested, investigated, distributed and marketed by the Company in material compliance with all applicable requirements under the FDCA and similar Laws, including those relating to non-clinical research, clinical research, establishment registration, device listing, investigational use, premarket clearance or marketing approval to market a Medical Device, post-market surveillance, good manufacturing practices, labeling, advertising and promotion, record keeping, product design and development, product sales and distribution, Medical Device importation and exportation, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals and the American Medical Association’s guidelines on gifts to physicians, except for failures that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. The Company has not received any notice or other communication from the FDA or any other Governmental Entity (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any of the Company’s products, or (ii) otherwise alleging any violation applicable to any Medical Device of any applicable Law.
(h)    No article of any Medical Device is (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law), or (iii) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar Law).
3.28    Compliance with Healthcare Laws.

(a)    Since January 1, 2012, neither the Company, nor any of its officers, directors, managing employees (as those terms are defined in 42 C.F.R. § 1001.1001) nor, to the Knowledge of the Company, any of its agents (as such term is defined in 42 C.F.R. § 1001.1001(a)(1)(ii)) is or has been a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Entity concerning compliance with Health Care Laws.
(b)    Since January 1, 2012, neither the Company, nor any officer, director, manager, employee or consultant of the Company, nor, to the Knowledge of the Company, any agent of the Company, (i) has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar law or authorized by 21 U.S.C. § 335a(b) or any similar law or (ii) is a party to or bound by any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Entity concerning compliance with Federal Health Care Program Laws. Neither the Company, nor any current officer, director, manager, employee or consultant of the Company, nor, to the Knowledge of the Company, any agent of the Company (i) has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the Federal Health Care Programs under section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar law, (ii) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or (iii) is the target or subject of any current or potential investigation relating to any offense under any Federal Health Care Program Law.
(c)    Since January 1, 2012, neither the Company, nor any of its officers, directors, managing employees (as those terms are defined in 42 C.F.R. § 1001.1001) nor to the Knowledge of the Company, any of its agents (as such term is defined in 42 C.F.R. § 1001.1001(a)(1)(ii)): (i) is or has been debarred, excluded or suspended from participation in any Federal Health Care Program; (ii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; (iii) is currently or has been listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (iv) to the Knowledge of the Company, is or has been the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense; or (v) has been charged with or convicted of any criminal offense involving or in connection with any Federal Health Care Program.
(d)    Since January 1, 2012, the Company and each of its officers, directors, managing employees, agents (as those terms are defined in 42 C.F.R. § 1001.1001), and, to the Knowledge of the Company, any other person with a relationship with the Company (as such terms are described in 42 C.F.R. § 1001.1001(a)(1)(ii)) are, and at all times have been, in material compliance with all Health Care Laws. There is no legal action excluding any sealed action, pending or received, against the Company, that could reasonably be expected to result in its exclusion from participation in any Federal Health Care Program or other third party payment programs in which the Company participates. In addition, and without limiting the foregoing, the Company, is, and at all times has been, in material compliance with any federal, state, local, foreign, criminal and civil Laws that (i) require companies to adopt or maintain a compliance program or marketing code of conduct that relates to payments made to healthcare professionals, (ii) limit or otherwise regulate the payments that may be provided to healthcare professionals, or (iii) require certain payments or transfers of value provided to healthcare professionals to be reported or disclosed.
(e)    To the Knowledge of the Company, there are no pending or threatened filings against the Company of an action relating to the Company under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).
(f)    To the Knowledge of the Company, the Company is not nor has it been under investigation or review by any Governmental Entity for a violation of HIPAA, as amended by HITECH, or the Federal Privacy and Security Regulations, including receiving any notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations. The Company is not nor has it been a “covered entity” or “business associate” as those terms are defined in HIPAA. The Company is and has been in compliance in all material respects with federal and state data breach laws.
(g)    [Intentionally Deleted]
(h)    All agreements or other arrangements currently in effect between the Company and any health care provider for services are in writing, describe bona fide and commercially reasonable services required by the Company and provide for compensation that is no more than fair market value for such services determined as of the date such agreement was entered into by the Company with any such health care provider. All agreements or arrangements currently in effect with health care professionals for services to or investments in the Company, directly or indirectly, have been made available to Parent and all true and complete amounts paid to health care provider consultants in between January 1, 2013 and the Closing are listed on Section 3.28(h) of the Schedule of Exceptions. All payments made by the Company to any health care professional for services rendered by such health care professional have been made at fair market value determined as of the date such agreement was entered into by the Company with any such health care provider.
(i)    The Company has not received any written notice or claim nor, to the Company’s Knowledge, has any claim been commenced, brought, initiated, or threatened against the Company that alleges that the Company is not in compliance in any material respect with any applicable Federal Health Care Program Law.
(j)    Since January 1, 2012, the Company has had in effect all required Health Care Permits. All Health Care Permits are valid and in full force and effect in all material respects and the Company is in material compliance with all material terms and conditions of such Health Care Permits. The Company has not received written notice from any Governmental Entity or third Person that any such Health Care Permit is subject to any adverse action.
(k)    The Company has not engaged in any activities which are prohibited under 42 U.S.C. §§ 1320-7a or 7b or 42 U.S.C. §1395nn (subject to the exceptions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failure to disclose knowledge by a Federal Health Care Program claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on the claimant’s behalf or on behalf of another, with intent to secure fraudulently such benefit or payment; (iv) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, in cash or in kind (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Federal Health Care Program, or (B) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by a Federal Health Care Program; and (v) providing designated health services (as defined in 42 U.S.C. §1395nn) to a patient upon a referral by a physician or an immediate family member of such physician with whom the Company has a financial relationship (or from an entity or person with which any such person has a financial relationship) and to which no exception under 42 U.S.C. §1395nn applies. Except as set forth on Section 3.28(j) of the Schedule of Exceptions, the Company has at all times complied with the requirements of all applicable Health Care Laws that prohibit health care providers who have an ownership, investment or beneficial interest in certain entities from referring or arranging for any item or service of the Company for use by or in connection with the health care goods or services provided to a patient. The Company has filed all reports required to be filed by applicable Laws regarding compensation arrangements and financial relationships between a health care provider and an entity to which the health care provider refers patients for goods or services.
3.29    Ethical Practices. Notwithstanding anything to the contrary in any other section of this Agreement, the Company makes no representations or warranties as to any violations or suspected violations by the Company, or anyone acting on its behalf, of the United States Foreign Corrupt Practices Act of 1977, as amended, or the regulations issued thereunder (the “FCPA”), or any similar anticorruption or anti-bribery Law applicable to the Company (the “Anticorruption Laws”), except as expressly set forth in this Section 3.29. As of the date hereof and to the Knowledge of the Company:
(a)    At all relevant times, the Company, its directors, officers, employees, agents and other third parties acting on the Company’s behalf, have had Knowledge and understanding of the FCPA and Anticorruption Laws applicable to the Business in the United States and abroad;
(b)    Since January 1, 2012, the Company has not taken any action which would cause the Company to be in violation of the FCPA or the Anticorruption Laws;
(c)    The Company has not taken any action that would cause Parent to be in violation of the FCPA or the Anticorruption Laws as of the Closing as a result of its ownership of the Company as provided for herein;
(d)    None of the Company’s directors, officers or employees has taken acts that would cause the Company to be in violation of the FCPA or the Anticorruption Laws;

(e)    None of the Company’s officers, directors or other employees or equityholders are or were foreign government officials able to influence the Company’s business interests while they were an officer, director, equityholder or employee of the Company;
(f)    Since January 1, 2012, the Company has not been subject to any investigation by the United States Department of Justice or any other national or foreign Governmental Entity (whether federal, state, local or foreign) in relation to the FCPA or the Anticorruption Laws;
(g)    Since January 1, 2012, the Company has not taken any act in furtherance of an offer, payment, promise to pay or authorization of the payment, directly or indirectly, of any gift, money or anything of value to a government official to secure any improper advantage, including to obtain a tax rate lower than one permitted by Law, or to obtain or retain business; and
(h)    Since January 1, 2012, to the Knowledge of the Company, there has been no reason to conduct, and the Company has not conducted, any internal investigation of actions related to the FCPA or the Anticorruption Laws.
3.30    Accuracy of Information. The representations and warranties contained in this ARTICLE III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ARTICLE III not misleading.
3.31    No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and any other agreement, document or instrument referenced herein or entered into in connection with the transactions contemplated hereby (including the Schedule of Exceptions), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
4.1    Organization. . Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.
4.2    Authorization of Transaction. Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement and the agreements contemplated hereby to which it is a party, to consummate the transactions contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement and the agreements contemplated hereby to which Parent and Merger Sub are a party have been duly executed and delivered by Parent and Merger Sub and constitute the valid and legally binding obligations of Parent and Merger Sub, enforceable against each Parent and Merger Sub in accordance with its terms, except as may be limited by the Enforceability Limitations. Parent and Merger Sub have no requirement to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Parent and Merger Sub.
4.3    Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law to which Parent or Merger Sub or any of their respective Affiliates are subject or any provision of Parent’s or Merger Sub’s governing documents, or (ii) contravene, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, license, instrument, or other arrangement to which Parent or Merger Sub or any of their respective Affiliates are a party or by which Parent or Merger Sub or any of their respective Affiliates are bound or to which its assets is subject.
4.4    Brokers’ Fees. Parent and Merger Sub have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
4.5    Financial Ability. Parent has without restriction the financial ability and adequate funds sufficient to close the transactions set forth herein and to deliver the Estimated Merger Consideration at Closing, any increase therein pursuant to the terms hereof, and the Holdback Amount when and to the extent payable.
4.6    Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no material liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby
4.7    Litigation. There is no action (whether or not the defense thereof or the liability thereunder is covered by any policy of insurance) pending or, to the knowledge of Buyer, threatened against Buyer which, if adversely determined, would prevent the transactions contemplated by this Agreement.
4.8    Accuracy of Information. The representations and warranties contained in this ARTICLE IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ARTICLE IV not misleading.
ARTICLE V

COVENANTS
5.1    Further Assurances. At and after the date hereof, each Party agrees to cooperate fully with any other Party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by such other Party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement, but only at the expense of the requesting Party.
5.2    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except of otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall: (a) conduct the business of the Company in the Ordinary Course of Business; and (b) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:
(a)    preserve and maintain all of its Permits;
(b)    pay its debts, Taxes and other obligations when due;
(c)    maintain its properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)    continue in full force and effect without modification all insurance policies, except as required by applicable Law;
(e)    defend and protect its properties and assets from infringement or usurpation;
(f)    perform all of its obligations under all contracts relating to or affecting its properties, assets or Business;
(g)    maintain its books and records in accordance with past practice;
(h)    comply in all material respects with all applicable Laws; and
(i)    not take or permit any action that would cause any of the changes, events or conditions described in Section 3.8 to occur.
5.3    Taxes.
(a)    Straddle Period Taxes. In the case of any taxable period that begins on or before and ends after the Closing Date (a “Straddle Period”), the portion of such Taxes that relates to the Pre-Closing Period for all purposes of this Agreement shall, (i) in the case of any Taxes other than Taxes (A) based upon or related to income or receipts, profits, wages, or payroll, (B) imposed in connection with the sale, transfer, or assignment of property, or (C) required to be withheld, be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; and (ii) in all other cases be the amount of such Taxes for such taxable period accrued up to and including the Closing Date, calculated through an interim closing of the books on the Closing Date.

(b)    Tax Indemnification. The Parent Indemnified Persons, from and after the Closing, shall be entitled to indemnification from the Company Stockholders (on a joint and several basis) against, and the Parent Indemnified Persons shall be entitled to be held harmless from and against, any Losses suffered by such Parent Indemnified Persons resulting from, arising out of, relating to, or caused by (i) all Taxes incurred by the Company (A) for any Tax year or Tax period ending on or before the Closing Date, and (B) in the case of a Straddle Period, to the extent apportioned to the Pre-Closing Period under Section 5.3(a) and (ii) any Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, if the Taxes relate to an event or transaction occurring during a Pre-Closing Period; provided, however, that the indemnification obligation of the Company Stockholders shall (x) only be applicable to the extent Losses attributable to clauses (i) and (ii) above exceed the amount, if any, accounted for in the Estimated Closing Statement and taken into account in determining the Post-Closing Adjustment in Section 2.10, and (y) not apply with respect to (A) any transactions occurring on the Closing Date, but after the Closing, outside the Ordinary Course of Business (unless explicitly contemplated by this Agreement) or (B) Losses arising from a breach by Parent of Section 5.3(i). From and after the Closing Date, Parent shall be responsible for, and shall hold the Stockholder Indemnified Persons harmless from and against, any Taxes imposed on the Company (i) for any Tax year or Tax period beginning after the Closing Date (other than a Straddle Period) and (ii) in the case of a Straddle Period, to the extent apportioned to the Post-Closing Period pursuant to Section 5.3(a); provided, however, that Parent shall not be responsible for, or required to hold the Stockholder Indemnified Persons harmless from and against, any Taxes for which any Company Stockholder is responsible under this Agreement (including pursuant to the other parts of this Section 5.3(b). The indemnification obligations contained in this Section 5.3(b) shall survive the Closing and shall continue in full force and effect until thirty (30) days after the applicable statute of limitations, giving effect to any extensions thereof, has expired with respect to each such Tax.
(c)    Tax Matters. For periods following the Closing Date, Parent shall promptly notify the Stockholders’ Representative in writing of any proposed assessment or the commencement of any dispute involving a Governmental Entity with respect to Taxes or a Tax Return of the Company (a “Tax Matter”) or any demand or claim on Parent or the Company that, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the Company Stockholders under this Agreement or would have the potential to cause any increase in the pre-Closing Taxes of the Company. The failure to provide such notice, however, shall not release the Company Stockholders from any of their obligations under this Section 5.3 unless (and then solely to the extent) the Company Stockholders thereby are prejudiced. Parent, at its sole expense, shall have the authority to represent the interests of the Company with respect to any Tax Matter and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, that Parent shall not enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of the Company Stockholders for any period ending on or prior to the Closing Date without the prior written consent of the Company Stockholders, which consent shall not be unreasonably withheld or delayed. Parent shall keep the Stockholders’ Representative fully and timely informed with respect to the commencement, status and nature of any Tax Matter. Parent shall, in good faith, allow the Stockholders’ Representative, at its own expense, to participate in the conduct of or positions taken in any such proceeding. Parent and the Stockholders’ Representative agree to cooperate in the defense against or compromise of any claim in any Tax Matter.
(d)    Tax Returns. The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).
(e)    Refunds and Credits. Any refunds, rebates, credits or overpayments of Taxes of the Company for any taxable period ending on or before the Closing Date (other than any carryback refunds attributable to losses or credits that accrue in a Post-Closing Period) shall be for the account of the Company Stockholders and shall be paid over within 15 days after receipt thereof. Any refunds, rebates, credits or overpayments of the Company for any taxable period beginning after the Closing Date shall be for the account of Parent. Any refunds, rebates, credits or overpayments of Taxes of the Company for a Straddle Period shall be equitably prorated and apportioned between the Company Stockholders and Parent applying the principles of Section 5.3(a).
(f)    Cooperation. After the Closing, Parent and the Stockholders’ Representative shall promptly make available or cause to be made available to the other, as reasonably requested, and to any Governmental Entity, all information, records or documents relating to Tax liabilities and potential Tax liabilities relating to the Company for all periods before or including the Closing Date and shall preserve all such information, records and documents until thirty (30) days after the expiration of any applicable statute of limitations (and, to the extent notified by the other Party, any extensions thereof).
(g)    Treatment as Merger Consideration Adjustment. For Tax purposes, the Parties agree to treat all payments made under the foregoing provisions of this Section 5.3 as adjustments to the Merger Consideration.
(h)    Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VI hereof would otherwise conflict with an obligation or responsibility pursuant to this Section 5.3, the provisions of this Section 5.3 shall govern.
(i)    Amended Returns and Retroactive Elections. Without the prior written consent of the Company Stockholders (which consent shall not be unreasonably withheld, delayed or conditioned), the Parent shall not, and shall not cause or permit the Company to, (i) amend any Tax Returns of the Company filed with respect to any taxable period ending on or before the Closing Date or (ii) make any Tax election of the Company that has retroactive effect to any such year or period, in each such case only if such amendment or election would have the effect of increasing the Tax liability of the Company Stockholders under this Agreement for any Pre-Closing Period of the Company.
(j)    Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, or other similar Taxes and any recording or filing fees with respect thereto which become payable in connection with the consummation of the transactions contemplated by this Agreement shall be bore 50% by the Company Stockholders and 50% by the Parent.
5.4    Release. The Company shall obtain from the Company Stockholders holding in the aggregate at least 90% of the voting power of the issued and outstanding shares of Company Capital Stock a general release in a form reasonably acceptable to Buyer and the Stockholders’ Representative.
5.5    401(k) Plan. The Company shall take all appropriate action to terminate any qualified retirement plan which is a 401(k) plan prior to the Effective Time (provided however that Parent and Merger Sub agree that nothing in this Section will require the Company to cause the final dissolution and liquidation of, or to amend, said 401(k) plan prior to the Effective Time and that the requirement to terminate the Plan in accordance with this Section may be satisfied by delivery by the Company to the Parent or Merger Sub of an executed Board resolution, amendment or other similar instrument providing for the termination of said 401(k) plan, which may be contingent on the consummation of the transactions provided for herein and effective immediately prior to the Effective Time.
5.6    Access to Information. From the date hereof until the Closing, the Company shall:
(a)     afford Parent and its directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents (collectively, “Representatives”) reasonable and free access to and the right to inspect all of the properties, assets, premises, books and records, contracts and other documents and data related to the Company;
(b)     furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and
(c)     instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company.
Any investigation pursuant to this Section 5.6 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.
5.7    Notice of Certain Events.
(a)     From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:
(i)     any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;
(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)    any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and
(iv)    any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.20 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)     Parent’s receipt of information pursuant to this Section 5.7 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement and shall not be deemed to amend or supplement the Schedule of Exceptions.
5.8    Record Date. Prior to the Closing Date, the Board of Directors of the Company shall fix a record date in accordance with Section 228, 251 and 262 of the DGCL in order to determine the Company Stockholders entitled to vote in connection with this Agreement, and the transactions contemplated hereby, whether at a meeting of the Stockholders or by written consent.
5.9    Stockholder Notice. Within ten (10) days following the Closing Date, the Company shall provide written notice to any Company Stockholder not voting in favor of, or providing written consent for, approval of this Agreement, and the transactions contemplated hereby, in accordance with Section 262(d) of the DGCL. Such notice shall be in a form and substance reasonably satisfactory to the Parent.
ARTICLE VI

REMEDIES
6.1    Survival. All of the representations and warranties of the Parties contained in this Agreement will survive the Closing hereunder and continue in full force and effect until the expiration of the Survival Period; provided, however, that the representations and warranties in Section 3.1 (Organization, Qualification and Corporate Power), Section 3.2 (Capitalization), Section 3.3(a) (Authorization), Section 3.4 (Brokers’ Fees), Section 4.2 (Authorization of Transaction) and Section 4.4 (Brokers’ Fees) (all of the foregoing, the “Core Representations”) shall survive for 10 years after the Closing, and the representations and warranties set forth in Section 3.11 (Tax Matters)

shall survive until thirty (30) days following the expiration of the applicable statute of limitations, giving effect to any extensions thereof; provided, further, that any claims for indemnification with respect to any breaches of representations and warranties made on or before such expiration date shall survive until final resolution thereof. All covenants and agreements contained herein will survive the Closing in accordance with their respective terms.
6.2    Indemnification Provisions for the Benefit of Parent Indemnified Persons. Subject to the limitations set forth herein, the Parent Indemnified Persons, from and after the Closing, shall be entitled to indemnification from the Company Stockholders, jointly and severally, against, and the Parent Indemnified Persons shall be entitled to be held harmless from and against, any Losses suffered by such Parent Indemnified Persons resulting from, arising out of, relating to, or caused by, any of the items set forth below:
(k)    any breaches of any representations or warranties made by the Company in ARTICLE III hereof or in any certificate required to be delivered by the Company at the Closing;
(l)    any breach of any covenant or agreement of the Company contained in this Agreement;
(m)    any claim by any current or former Company Stockholder, or by any other Person, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of Company Capital Stock or (ii) any right of a Company Stockholder (other than the right to receive the consideration payable hereunder), including any option, preemptive right or right to notice or to vote;
(n)    any Company Expenses and Indebtedness outstanding at Closing;
(o)    the disbursement by the Stockholders’ Representative of any amounts under this Agreement to the Company Stockholders or any errors or omissions by the Stockholders’ Representative in connection therewith;
(p)    regardless of any disclosures by the Company in the Schedule of Exceptions, any Losses related to the claims disclosed in Section 3.20 of the Schedule of Exceptions;
(g)    any Losses arising as a result of, or relating to, any claim by any current or former Company Stockholder brought against the Company, Parent or Merger Sub, or any director or officer of the Company, Parent or Merger Sub on or after the Closing Date, relating to any matter occurring prior to the Closing Date, or any acts or omissions of the Company, or its officers or directors, prior to the Closing Date; and
(h)    any amounts paid to Company Stockholders who exercise or perfect their statutory appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”), including any interest required to be paid thereon, that are in excess of what such Dissenting Stockholders would have received hereunder, as well as any other Losses arising out of or related to any Company Stockholder’s exercise or perfection of its statutory appraisal rights.

6.3    Indemnification Provisions for the Benefit of the Stockholder Indemnified Persons. Subject to the limitations set forth herein, the Stockholder Indemnified Persons, from and after the Closing, shall be entitled to indemnification from Parent against, and the Stockholder Indemnified Persons shall be entitled to be held harmless from and against any Losses suffered by such Stockholder Indemnified Persons resulting from, arising out of, relating to or caused by, any of the items set forth below:
(a)    any breaches of the representations or warranties made by Parent and Merger Sub in ARTICLE IV hereof or any certificate required to be delivered by Parent or Merger Sub at the Closing; and
(b)    any breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement.
6.4    Matters Involving Third Parties.
(a)    If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this ARTICLE VI, then the Indemnified Party will promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.
(b)    An Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim if (i) the Third Party Claim seeks solely monetary damages, (ii) the Indemnifying Party reasonably demonstrates that it has the financial resources necessary to defend the matter and fulfill its indemnity obligation and (iii) settlement of, or consent to entry of judgment with respect to, the Third Party Claim is not likely to establish a precedent materially adverse to the Indemnified Party; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.
(c)    So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 6.4(b) above, (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably). If the Indemnifying Party does not assume the defense of the Third Party Claim or is not entitled to assume such defense, then the Indemnified Party shall be entitled to assume and control such defense with counsel of its choice and the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned, or delayed).
6.5    Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnified Party shall send a written notice to the Indemnifying Party (“Claim Notice”). Such Claim Notice shall set forth the Losses incurred and a reasonably detailed description of the basis for such claim. The Indemnifying Party will have thirty (30) days from receipt of such Claim Notice to dispute the claim and will reasonably cooperate and work in good faith with the Indemnified Party to determine the validity of such claim. If the Indemnifying Party does not give notice to the Indemnified Party that it disputes such claim within thirty (30) days after its receipt of the Claim Notice, the Indemnified Party shall be conclusively deemed to have actually incurred the claim specified in such Claim Notice subject to indemnification under this ARTICLE VI and shall be deemed to have agreed that the Indemnified Party is entitled to recover the amount claimed in the Claim Notice from the Indemnifying Party.
6.6    Determination of Losses. An Indemnifying Party shall not be liable for any punitive, Losses, except to the extent any of such Losses are payable to a third party in respect of a Third Party Claim. Any claim for Losses under this ARTICLE VI will be reduced by the amount of any insurance proceeds, and any indemnity, contribution or similar payment actually realized and received by the Indemnified Party as a result of such Losses (net of all fees, costs and expenses in connection with such collection and any deductible payment, reimbursement obligation or other costs incurred by the Indemnified Party in connection with such collection). To the extent the Indemnified Party receives benefits from both sources (i.e., from the Indemnifying Party and from insurance proceeds, or any indemnity, contribution or similar payment), the Indemnified Party will reimburse the Indemnifying Party to the extent of such duplicative payment. Notwithstanding the foregoing, the Indemnified Party shall have no obligation to make any such claim or seek any such insurance or indemnification proceeds. All indemnification payments under this ARTICLE VI will be deemed adjustments to the Merger Consideration.
6.7    Limitations. Notwithstanding anything to the contrary contained herein, the following limitations for indemnification obligations pursuant to this Agreement shall apply:
(d)    Except in the case of (i) a breach of any Core Representation, (ii) a breach of the representations and warranties set forth in Section 3.11 (Tax Matters), (iii) indemnification pursuant to Section 5.3, or (iv) fraud or intentional misconduct, the Company Stockholders shall not have liability for indemnification with respect to any breaches of the Company’s representations and warranties set forth in ARTICLE III of this Agreement unless and until the aggregate amount of all Losses sustained by the Parent Indemnified Persons arising from such breaches exceeds $50,000 (the “Basket”) in which event the Company Stockholders shall have liability for the aggregate amount of all such Losses, regardless of the Basket.
(e)    In the absence of fraud or intentional breach or misrepresentation (i) the Company Stockholders shall have no obligation to indemnify the Parent Indemnified Persons against Losses pursuant to Section 6.2(a) in an aggregate amount that exceeds the Merger Consideration.

(f)    An Indemnified Party shall be entitled to the indemnification provided for hereunder even if such Party had knowledge at any time of the matter that is later the subject of a claim for indemnification.
(g)    For purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty, or nonfulfillment of any covenant or agreement, and calculating the amount of any Losses incurred in connection with any such inaccuracy in, or breach of, any representation or warranty, or nonfulfillment of any covenant or agreement, all references to materiality or Material Adverse Effect or other similar qualification shall be disregarded.
6.8    Disbursement of the Holdback Amount.
(k)    Except in the case of (i) a breach of any Core Representation or (ii) fraud or intentional misconduct, if any Parent Indemnified Person shall be entitled to be indemnified for Losses in accordance with this ARTICLE VI, the Parties hereby agree that Parent shall recover the amount of such Losses first by offsetting such amounts from the Holdback Amount, and, to the extent the Holdback Amount is insufficient or no longer available to cover any such Losses, Parent Indemnified Persons shall be entitled to recover Losses directly from the Company Stockholders jointly and severally.
(l)    Following the Holdback Release Date, the remaining portion, if any, of the Holdback Amount that has not previously been offset by Parent in accordance with this Agreement (the “Holdback Balance”) shall be disbursed to the Company Stockholders as follows:
(i)    If the Holdback Balance as of the Holdback Release Date exceeds the aggregate amount of the unpaid Losses associated with all Unresolved Holdback Claims as of such date, then within ten (10) business days after the Holdback Release Date Parent shall pay to the Stockholders’ Representative for disbursement to the Company Stockholders an amount equal to the amount by which the Holdback Balance exceeds such aggregate amount of unpaid Losses.
(ii)    Following the Holdback Release Date, each time a claim that shall not have, prior to that date, been finally resolved and paid in accordance with this ARTICLE VI (such claim, an “Unresolved Holdback Claim”) is finally resolved, Parent shall, within ten (10) business days after the final resolution of each such Unresolved Holdback Claim and the payment of all amounts, if any, owing to the Indemnified Party that asserted such Unresolved Holdback Claim, pay to the Stockholder’s Representative for disbursement to the Company Stockholders an amount equal to the amount by which the Holdback Balance exceeds the aggregate amount of the unpaid Losses, if any, associated with any remaining Unresolved Holdback Claims.
(iii)    All amounts paid from the Holdback Amount to the Stockholders’ Representative for disbursement to the Company Stockholders shall be disbursed to the Company Stockholders in accordance with their Pro Rata Share.

6.9    Exclusive Remedy. After the Closing, the indemnities set forth in this ARTICLE VI and in Section 5.3(b) shall be the sole and exclusive remedy of the Parties, their successors and assigns, and their respective officers, directors, employees, agents and Affiliates with respect to this Agreement, the events giving rise to this Agreement and the transactions contemplated hereby, except for equitable remedies (with respect to which the Parties shall be entitled to seek non-monetary or equitable remedies including specific performance) and other specific remedies provided herein in respect of any breach by any Party to perform any of its covenants or other agreements set forth in this Agreement; provided, however, that nothing in this Section 6.9 shall limit any remedy any Party may have against any Person for actual fraud.
ARTICLE VII

CONDITIONS TO CLOSING
7.1    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(q)    No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Government Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
7.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)    No Action shall have been commenced against Parent, Merger Sub or the Company or any of its Subsidiaries, which seeks to challenge the transactions contemplated by this Agreement or which would otherwise prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Entity, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(e)    None of the stockholders of the Company shall have perfected or exercised statutory appraisal rights pursuant to Section 262 of the DGCL with respect to their shares of Company Common Stock or Company Preferred Stock.
(f)    The Parent shall have satisfactorily completed its due diligence investigation of the Company, and such due diligence investigation shall be acceptable to the Parent, in the Parent’s sole and absolute discretion.
7.3    Conditions to Obligations of Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent and Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)    No injunction or restraining order shall have been issued by any Governmental Entity, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
ARTICLE VIII

TERMINATION
8.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Company and Parent;

(b)    by Parent by written notice to the Company if:
(i)    neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by the Company within ten (10) days of the Company’s receipt of written notice of such breach from Parent; or
(ii)    any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2015, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)    by the Company by written notice to Parent if:
(i)    the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten (10) days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company; or
(ii)    any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2015, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)    by Parent or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Entity shall have issued a Government Order restraining or enjoining the transactions contemplated by this Agreement, and such Government Order shall have become final and non-appealable.
ARTICLE IX

MISCELLANEOUS
9.1    Press Releases and Public Announcements. Unless otherwise required by applicable Law, no Party to this Agreement other than Parent shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement. The Parties acknowledge and agree that Parent shall be entitled to make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media at any time at Parent’s sole discretion.
9.2    No Third-Party Beneficiaries. Except as provided in ARTICLE VI, this Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
9.3    Entire Agreement. This Agreement (including all schedules, exhibits and other documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
9.4    Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The Parties may not assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party; provided, however, that Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder; provided, further, that any such assignment or designation shall not relieve Parent of its guarantee obligations hereunder.
9.5    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original but all of which together will constitute one and the same instrument.
9.6    Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
9.7    Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) when delivered by electronic mail or facsimile transmission with confirmation of delivery, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
(a) If to Parent, Merger Sub or, after Closing, the Surviving Corporation:
Globus Medical, Inc.
2560 General Armistead Avenue
Audubon, PA 19403
Attn: Robert W. Liptak, Chairman of the Special Committee
Fax No.: (610) 930-1667

Telephone No.: (617) 949-2200
Email: rliptak@clarusventures.com
With a copy (which shall not constitute notice) to:
Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103
Attn: Steve Burdumy and Elizabeth Diffley
Fax No.: (215) 988-2757
Telephone No.: (215) 988-2700
Email: Stephen.Burdumy@dbr.com; Elizabeth.Diffley@dbr.com
and
Globus Medical, Inc.
2560 General Armistead Avenue
Audubon, PA 19403
Attn: Anthony Williams, SVP of Business Development and General Counsel
Fax No.: (610) 930-1667
Telephone No.: (610) 930-1800
Email: awilliams@globusmedical.com
(b) If to the Company before Closing:

Branch Medical Group, Inc.
1111 Adams Avenue
Eagleville, PA 19403
Attn: Sonali Paul
Fax No.: (484) 923-1657
Telephone No.: (484) 921-3000
Email: spaul@branchmedicalgroup.com
With a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attn: Donald R. Reynolds
Fax No.: (919) 781-4865
Telephone No.: (919) 865-2805
Email: dreynolds@wyrick.com
(c) If to Stockholders’ Representative:

Spine Therapy Technologies, LLC

123 Anderson Farm Road
Phoenixville, PA 19460
Fax No.: (610) 917-2121
Telephone No.: (610) 917-2121
Email: spaul1000@gmail.com
With a copy (which shall not constitute notice) to:
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attn: Donald R. Reynolds
Fax No.: (919) 781-4865
Telephone No.: (919) 865-2805
Email: dreynolds@wyrick.com
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
9.8    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any Pennsylvania state or federal court sitting in Montgomery County in the Commonwealth of Pennsylvania, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Pennsylvania, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Pennsylvania as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Pennsylvania as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8(b).
9.9    Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed on behalf of Parent, Merger Sub, the Company, and the Stockholders’ Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same is in writing and signed by the Party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
9.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
9.11    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” will mean including without limitation.
9.12    Incorporation of Exhibits, Annexes, and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
9.13    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, incurred in connection with this

Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
9.14    Attorneys’ Fees. If any action or proceeding relating to enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to receive reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.
9.15    Stockholders’ Representative.
(c)    By approving this Agreement and the transactions contemplated hereby and delivering a Letter of Transmittal, each Company Stockholder shall have irrevocably authorized, directed and appointed the Stockholders’ Representative to act as sole and exclusive agent, attorney-in-fact and representative of the Company Stockholders, with full power of substitution with respect to all matters under this Agreement and the transactions contemplated hereby, including, without limitation, determining, giving and receiving notices and processes hereunder, receiving distributions of the merger consideration to or for the benefit of the Company Stockholders, contesting and settling any and all claims for indemnification pursuant to ARTICLE VI, resolving any other disputes hereunder, performing the duties expressly assigned to the Stockholders’ Representative hereunder and to engage and employ agents and representatives, retain and use the Stockholders’ Representative Expense Amount and incur such other expenses as the Stockholders’ Representative shall reasonably deem necessary or prudent in connection with the foregoing. The Stockholders’ Representative shall have the sole and exclusive right on behalf of each Company Stockholder to take any action or provide any waiver, or receive any notice with respect to any claims for indemnification under ARTICLE VI and to settle any claim or controversy arising with respect thereto. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Stockholders’ Representative, shall be absolutely and irrevocably binding on each Company Stockholder as if such Company Stockholders personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Company Stockholder’s individual capacity, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Any action required to be taken by the Company Stockholders hereunder or any action that the Company Stockholders, at their election, have the right to take hereunder, shall be taken only by the Stockholders’ Representative and no Company Stockholder acting on its own shall be entitled to take any such action.
After Closing, Parent shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Stockholder by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Company Stockholder by the Stockholders’ Representative, as being fully binding upon such Person. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Company Stockholders. Any decision or action by the Stockholders’ Representative hereunder, including any agreement between the Stockholders’ Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all the Company Stockholders and shall be final, binding and conclusive upon each such Person. No Company Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 9.15(a), including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or the Company Stockholders or by operation of Law.
(d)    The Stockholders’ Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Company Stockholders according to each Company Stockholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall the Stockholders’ Representative resign or be removed without the Majority Holders having first appointed a new Stockholders’ Representative who shall assume such duties immediately upon the resignation or removal of the Stockholders’ Representative. In the event of the death, incapacity, resignation or removal of the Stockholders’ Representative, a new Stockholders’ Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholders’ Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholders’ Representative as described in Section 9.15(a) above.
(e)    The Stockholders’ Representative shall not be liable to the Company Stockholders for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Stockholders’ Representative shall be conclusive evidence of good faith).
(d)    The Stockholders’ Representative hereby represents that the Stockholders’ Representative was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

[THE SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

THE COMPANY:	BRANCH MEDICAL GROUP, INC. By: /s/ Navin Mathew Name: Navin Mathew Title: Secretary
PARENT:	GLOBUS MEDICAL, INC. By: /s/ Anthony L. Williams Name: Anthony L. Williams Title: SVP of Business Development & GC
MERGER SUB:	BM ACQUISITION, INC. By: /s/ Anthony L. Williams Name: Anthony L. Williams Title: President
STOCKHOLDERS’ REPRESENTATIVE:	SPINE THERAPY TECHNOLOGIES, LLC By: /s/ Sonali Paul Name: Sonali Paul Title: Manager

[Agreement and Plan of Merger Signature Page]